Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
DONALD L. BRASS
(518) 673-3243

                            CNB FINANCIAL CORP. HOLDS
                            -------------------------
                     SEVENTH ANNUAL MEETING OF SHAREHOLDERS
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CANAJOHARIE, New York (May 21, 1999) --- CNB Financial Corp. (NASDAQ: CNBF) held its seventh Annual Meeting of Shareholders on May 20, 1999 with over one hundred stockholders in attendance at the Fort Rensselaer Club in Canajoharie.

President Donald L. Brass presided over the meeting. Two Director candidates, David J. Nolan and Joseph A. Santangelo, were re-elected and each received at least 6,146,890 cumulative votes or 81% of the total outstanding shares. Those that were elected join J. Carl Barbic, Donald L. Brass, Van Ness D. Robinson, and John P. Woods, Jr. on the Board.

Shareholders in attendance enjoyed a multi-media program by Management. The program highlighted the outstanding performance of CNB Financial Corp. stock during 1998; the financial performance of its primary subsidiary, Central National Bank, Canajoharie; a status report on the Bank's preparedness for Year 2000; an update on the organizational and technological changes that have been made in response to the Bank's two-year profit enhancement program; and a closer look at the recently announced acquisition of five retail banking offices of Astoria Federal Savings.

At an Organization Meeting of the CNB Financial Corp. Board of Directors, VanNess D. Robinson was elected Chairman of the Board and John P. Woods, Jr. was elected as Vice Chairman. The following officers were re-elected to serve for the coming year: Donald L. Brass, President; Peter J. Corso, Executive Vice President and Treasurer; Michael D. Hewitt, Senior Vice President and Assistant Secretary; and Holly C. Craver, Vice President and Secretary.

CNB Financial Corp. is a bank holding company whose common shares are listed on the National Market System of NASDAQ under the symbol "CNBF". Its principal office is in Canajoharie, New York, and serves as the parent company for Central National Bank, Canajoharie and Central Asset Management, Inc.

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May 21, 1999